EXHIBIT 10.4

September 9, 2026

Mike Moore

Dear Mike,

Congratulations! I am pleased to confirm your new role, President, Service Division, effective September 9, 2026, reporting directly to me. Your base salary will remain the same at the annualized amount of $650,000, paid on a biweekly basis.

Annual Incentive: You will continue to be eligible to participate in the Hertz Executive Incentive Compensation Plan (EICP), with a target award of 100% of your salary.

Long-Term Incentive: You will continue to be eligible to participate in the Hertz Annual Equity program with a target of $1,500,000.

I am excited to have you as a key member of the team and believe that you will continue to make great contributions to the organization.

Very truly yours,

Gil West
Chief Executive Officer

I accept the terms and conditions of this offer:

/s/ Mike Moore	September 9, 2026
Mike Moore	Date